EXHIBIT 12



                           SONAT INC. AND SUBSIDIARIES

                        Computation of Ratios of Earnings
                   from Continuing Operations to Fixed Charges
                              Total Enterprise (a)


                                          Six Months Ended June 30,                          Years Ended December 31,


                                            1999           1998            1998        1997         1996         1995        1994
                                            ----           ----            ----        ----         ----         ----        ----

                                                                                               (In Thousands)

Earnings from Continuing Operations:
   Income (loss) before income taxes    $(275,319)    $(453,822)       $(838,232)   $322,472     $379,004    $399,280     $176,901
Fixed charges (see computation below)     100,221        96,213          195,215     168,981      162,291     174,634      133,902
   Less allowance for interest
     capitalized                           (7,245)       (2,872)          (5,123)     (7,448)      (7,642)     (8,072)      (7,736)
                                        ---------     ---------        ---------    --------     --------    --------     --------
Total Earnings Available for Fixed
   Charges                              $(182,343)    $(360,481)       $(648,140)   $484,005     $533,653    $565,842     $303,067
                                        =========     =========        =========    ========     ========    ========     ========

Fixed Charges:
   Interest expense before deducting
      interest capitalized              $  96,456     $  91,914        $ 187,102    $160,829     $154,769    $167,068     $126,193
   Rentals(b)                               3,765         4,299            8,113       8,152        7,522       7,566        7,709
                                        ---------     ---------        ---------    --------     --------    --------     --------
                                        $ 100,221     $  96,213        $ 195,215    $168,981     $162,291    $174,634     $133,902
                                        =========     =========        =========    ========     ========    ========     ========

Ratio of Earnings to Fixed Charges             (c)           (d)              (e)        2.9          3.3         3.2          2.3
                                        =========     =========        =========    ========     ========    ========     ========


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(a)  Amounts include  the  Company's  portion of the  captions as they relate to persons accounted for by the equity method.

(b) These amounts represent 1/3 of rentals which approximate the interest factor applicable to such rentals of the Company and its subsidiaries and continuing unconsolidated affiliates.

(c) Earnings from continuing operations for the six months ended June 30, 1999 reflect a ceiling test charge of $351.5 million related to the Company's oil and gas operations. Because of this charge, earnings were inadequate to cover fixed charges of $100.2 million for the six months ended June 30, 1999. The coverage deficiency was $282.6 million.

(d) Earnings from continuing operations for the six months ended June 30, 1998 reflect a second quarter ceiling test charge related to the Company's oil and gas operations and other restructuring expenses primarily associated with a reduction in work force. Earnings were reduced $595.2 million pretax as a result of the restructuring and ceiling test charges. Because of these charges, earnings were inadequate to cover fixed charges of $96.2 million for the six months ended June 30, 1998.
     The coverage deficiency was $456.7 million for the six month period.

(e) Earnings from continuing operations for the year ended December 31, 1998 reflect ceiling test charges for the impairment of certain oil and gas properties and restructuring expenses primarily associated with a reduction in work force. Earnings before income taxes were reduced $1,050.2 million as a result of the ceiling test charges and restructuring charge. Because of these charges, earnings were inadequate to cover fixed charges of $195.2 million for the year ended December 31, 1998.
     The coverage deficiency was $843.4 million for the year.